Exhibit 99.1

AVI Press and Investor Contact:

David A. Walsey

Senior Director, Investor Relations & Corporate Communications

425.354.5140

Investorrelations@avibio.com

AVI BioPharma Announces Update on AVI-5038, its PPMO Duchenne Muscular Dystrophy Drug Candidate, to be Presented April 14, 2010 at the American Academy of Neurology Annual Meeting

BOTHELL, WA — March 25, 2010 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, today announced that on April 14, 2010, at the American Academy of Neurology Annual Meeting (AAN), it will provide an update on the preclinical evaluation of AVI-5038, its lead peptide-conjugated morpholino-modified phosphorodiamidate oligomer (PPMO) drug candidate for Duchenne muscular dystrophy. PPMOs are based on AVI’s core phosphorodiamidate morpholino oligomers chemistry.

Previously presented data of a preclinical study found AVI-5038 to be generally well tolerated at doses up to 9 mg/kg administered once weekly by bolus intravenous injection for 4 weeks. Preliminary results from an ongoing, longer duration preclinical study at doses up to 15 mg/kg for 12 weeks, will also be presented at AAN. The 12 week preclinical study demonstrated significant toxicological findings in some groups following bolus intravenous administration. The in-life portion of the study is complete, but the collection and analysis of data from the study is still ongoing.  We believe the data set is not yet sufficient for the company to make a decision on the future development of this drug candidate.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA—based medicines utilizing proprietary derivatives of its antisense chemistry (morpholino-modified phosphorodiamidate oligomers or PMOs) that can be applied to a wide range of diseases and genetic disorders through several distinct mechanisms of action. Unlike other RNA therapeutic approaches, AVI’s antisense technology has been used to directly target both messenger RNA (mRNA) and its precursor (pre-mRNA), allowing for both up- and down-regulation of targeted genes and proteins. AVI’s RNA—based drug programs are being evaluated for the treatment of Duchenne muscular dystrophy, including an ongoing systemic Phase 1b/2 clinical trial of exon skipping with AVI-4658. AVI’s antiviral programs have demonstrated promising outcomes in Ebola Zaire and Marburg Musoke virus infections and may prove applicable to other viral targets such as Junín, influenza, HCV or Dengue viruses. For more information, visit www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.